Exhibit 99.1

Nevada Power Files for Base Tariff Energy Rate Increase

June 3, 2005

Media Contact: Andrea Smith (702) 367-5843
Analyst Contact: Britta Carlson (702) 367-5624

Nevada Power Company, a subsidiary of Sierra Pacific Resources (NYSE:SRP) filed a Base Tariff Energy Rate (BTER) request today seeking to set rates to reflect increasing costs for fuel and purchased power needed to serve its customers. The filing is the first as required under new regulations set in 2004 by the Public Utilities Commission of Nevada (PUCN). If approved, the typical residential customer using 1,250 kilowatt hours of electricity would see a 3.75 percent increase, approximately $4.86, in their monthly bills effective October 1.

“Today’s filing reflects a projection of prices of fuel needed to operate our generating plants as well as power we must purchase to serve our customers,” said Pat Shalmy, president of Nevada Power. “The price of natural gas, which is the primary fuel used to produce power in our region of the United States, has been at very high levels for several months. This filing represents the forecast of those prices.”

The BTER does not include any profit for the company. Instead, the overriding goal is to set at a rate that will allow the company to recover dollar-for-dollar the costs of fuel and purchased power and keep rates as stable as possible for customers. The company noted that natural gas prices experienced throughout the United States have over the past year reached their highest levels in history. In addition to this filing, the company will also continue to make annual fuel and purchased power filings in the fall.

The company also noted that conserving and using energy more efficiently benefits everyone, but is especially compelling during times of rising prices. Information on a number of different energy conservation and efficiency programs is available through the company’s website at nevadapower.com.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership.